UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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SL Green Realty Corp.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Stockholders,

Ahead of the annual meeting of SL Green Realty Corp. (“SL Green” or the “Company”) on June 3, 2025 (the “Annual Meeting”), the Board of Directors (the “Board”) and Compensation Committee (the “Committee”) want to express our appreciation for stockholders’ consistent support of the Company over many years. The Board has provided robust oversight of our long-term strategy to create sustainable stockholder value, while the Committee has continuously enhanced our executive compensation program to align with Company performance and stockholder value, while retaining our talented and tenured management team.

2024 was another outstanding year for SL Green. With a total stockholder return (“TSR”) of 58% in 2024 and 135% over the last two years, the Company was once again the #1 performing U.S. REIT (not just office REIT) for the second year in a row. Underscoring our long-term sustained outperformance, SL Green is one of only three U.S. Office REITs to have delivered positive shareholder return over the last five-year period.

The following highlights our outperformance relative to the Office REIT sector and our NYC peers, both of which we also utilize as the peer group in determining outcomes for long-term performance-based incentives.

Total Stockholder Return Highlights

	Among U.S. Officer Peers*		Among NYC Peers*
	SLG Rank	Exceeded Peer Median By	SLG Rank	Exceeded Peer Median By
FY 2024	#1	44%	#1	50%
FY 2023	#1	46%	#1	24%
3 Year	#4	47%	#3	3%
5 Year	#3	45%	#2	25%

*U.S. Office Peers include the constituents of the Bloomberg North American Office REIT Valuation Peers Index and NYC Peers include Acadia Realty Trust, Empire State Realty Trust, Inc., Veris Residential, Inc., Paramount Group, Inc. and Vornado Realty Trust, with SLG excluded, in each case, from the calculation of the peer median.

In addition to the stellar absolute and relative TSR delivered, in fiscal 2024, the Company also outperformed against preset key financial and operational goals based on the 2024 goals that were presented at our Institutional Investor Conference on December 4, 2023. The Company achieved or exceeded target performance goals for each of the key metrics evaluated to determine our annual incentives, and four of the five operational performance goals that underpin our 2024 performance equity incentives.

Our CEO’s New Employment Agreement Is Another Example of Our Compensation Committee’s Longstanding Responsiveness to Stockholder Feedback

We strongly disagree with the statement in the ISS report issued on May 21, 2025, that the Committee has not been sufficiently responsive to the 2024 say on pay vote.

The reality is that responsiveness to stockholders is not simply a one-year event. The Committee has systematically and successively updated our executive compensation structure to ensure incentives align with Company performance, and that payouts align with stockholder value creation.

	Stockholder Outreach following Annual Meeting
	2024	2023	2022	2021	2020
Offered Engagement to stockholders representing approximately	68%	75%	66%	65%	65%
Had one-on-one discussions with stockholders representing approx.	44%	69%	30%	50%	41%
Directors participated in calls with stockholders representing approx.	39%	38%	29%	36%	41%

Stockholder Feedback Received in 2024-2025

In each year since 2023, stockholders have expressed a strong preference for – and the Committee has committed to – the elimination of short-term performance periods in long-term equity incentives. In the new employment agreement, the Committee has designed long-term performance equity awards that only vest based upon performance against preset three-year goals.

As in prior years, stockholders expressed strong support for the significant changes made to the executive compensation program over recent years and appreciated our strong commitment to stockholder engagement. The majority of the post-2024 annual meeting feedback was again focused on the elimination of short-term performance periods in long-term performance incentives. Stockholders who raised this issue reiterated that they expected the Committee to implement this update when the CEO’s employment agreement expired in January 2025. Stockholders did not express concerns with the severance provisions included in our executives’ employment agreements.

Actions Taken in 2024-2025

As outlined in the 2025 proxy statement, the Committee took the following actions in designing the CEO’s new agreement:

Base Salary

•	Increased base salary for the first time since 2018, and it remains the only fixed pay element

Annual Incentive

•	Increased maximum payout subject to a rigorous incentive payout curve, with 100% of annual incentive based on formulaic outcome

Long-term Performance Equity Awards

•	Eliminated short-term performance periods by adopting exclusively three-year performance goals, and
•	Reduced target value from $7.5 million to $5 million.

Annual Time-based Equity Awards

•	Added an outperformance modifier to the CEO’s annual time-based equity awards based on Company performance against preset three-year operational or financial goals, and

Severance Provisions

•	Reduced potential cash severance to be based on “average bonus in prior two years” compared to “maximum bonus” in prior contracts.

Committee Responsiveness in Prior Years

In direct response to feedback received in prior years, the Committee implemented the following enhancements in its 2023 executive compensation:

•	A vesting cap for performance-based awards subject to relative TSR performance such that the awards cannot be earned above target level when absolute TSR is negative even if relative TSR outperforms peers.
•	A formulaic cash bonus component for our CFO’s annual cash bonus that accounts for 60% of his annual bonus, eliminating a 100% discretionary annual bonus.
•	Eliminated automobile benefits for leased and company-owned vehicles for all NEOs.

Additional CEO Contract Modifications Anticipated in 2025

The Committee continues to receive feedback from stockholders and ISS in connection with the CEO’s new agreement. Therefore, in addition to the actions already taken, the Committee and CEO expect to further modify the CEO’s new agreement during 2025 to:

•	More closely align the description of the $5,000,000 annual time-based award with the CEO’s prior contract to clarify that the amount of such award is not guaranteed, with the ultimate value to be determined by the Committee based on performance during the prior year; and
•	Eliminate provisions that provide for formulaic cash payments following a change in control in lieu of existing base salary, annual bonus and equity award entitlements, with corresponding updates to clarify that a diminution in the CEO’s compensation would constitute good reason.

We Have Designed a Pay Program That Enables a Pay-for-Performance Culture

The Committee believes that the actions taken in direct response to stockholder feedback are consistent with our executive compensation philosophy and further strengthened the link between Company performance and executive pay outcomes.

The link between pay and performance is already reflected in the compensation reported in the 2025 proxy statement. Notably, for 2024:

•	Approximately 94% of CEO pay and 92% of other NEO pay was at risk;
•	Approximately 94% of CEO compensation and 88% of other NEO compensation was equity based; and
•	100% of annual bonus for the CEO and 60% of the CFO’s annual bonus was based on Company performance against preset goals.

This pay-for-performance linkage is confirmed by a LOW CONCERN level under the Initial Quantitative Concern of the ISS Pay-For-Performance Quantitative Screen.

The CEO’s Agreement Also Incentivizes the Execution of SLG’s Visionary Long-Term Strategy

As disclosed in the 2025 proxy statement, the highlights of the new CEO agreement include:

•	Base salary is the only fixed pay element
•	100% of CEO annual incentive based on formulaic outcome
•	Elimination of short-term performance goals for long-term equity incentives, in line with prior commitment
•	Reduction of performance-based equity awards target value from $7.5 million to $5 million

•	Modified cash severance to average bonus in prior two years (from maximum bonus) for certain termination events
•	Incentivizing the long-term visionary strategy to diversify beyond SLG’s traditional portfolio of well-located, amenitized and sustainable Class A assets by:

o	Building new highly profitable, complementary businesses
o	Leveraging Company’s scale, integrated platform and market expertise
o	Developing recurring, incremental revenue streams with limited G&A expense, and
o	Diversifying the business to lessen exposure to business cycles

For further details, please see the section captioned “CEO Agreement Extends Our Track Record of Board Responsiveness; Consideration of Say-on-Pay Vote” on pages 2 and 44 of our 2025 proxy statement.

Conclusion

The Board and Committee deeply values all stockholder feedback and is proud of our track record of Board and Committee responsiveness demonstrated year after year. 2025 is no different. The Committee and our Board will continue to collaborate with investors on these important topics and the Committee will continue to assess our executive compensation program to ensure strong alignment between management and our stockholders.

We appreciate your continued support of SL Green.

Sincerely,

John H. Alschuler	Lauren B. Dillard
Lead Independent Director	Compensation Committee Chair and Independent Director